Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 17,991 Filed pursuant to Rule 433 Registration Statement Nos. 333-293641; 333-293641-01 August 10, 2026

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Lam Research Corporation and the Common Stock of Marvell Technology, Inc. due August 23, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlying stocks	Common stock of Lam Research Corporation (the “LRCX Stock”) and the common stock of Marvell Technology, Inc. (the “MRVL Stock”)
Pricing date*	August 19, 2026
Original issue date*	August 24, 2026
Face amount	$1,000 per security
Automatic call

If, on the call date, the stock closing price of the lowest performing underlying stock is greater than or equal to its call price, the securities will be automatically called for the call payment on the call settlement date.

Call date*	August 24, 2027
Call settlement date	Three business days after the call date
Call payment	$1,400.00 per security, which corresponds to a call premium of 40.00% of the face amount.
Maturity payment amount (per security)

If the securities are not automatically called prior to maturity, you will be entitled to receive on the maturity date a cash payment per security as follows:

●if the ending price of the lowest performing underlying stock is greater than its starting price:

$1,000 + ($1,000 × stock return of the lowest performing underlying stock × participation rate)

●if the ending price of the lowest performing underlying stock is equal to or less than its starting price but greater than or equal to its threshold price:

$1,000

●if the ending price of the lowest performing underlying stock is less than its threshold price:

$1,000 + ($1,000 × stock return of the lowest performing underlying stock)

Stock return	For each underlying stock, (ending price - starting price) / (starting price)
Lowest performing underlying stock	The underlying stock with the lower stock return
Maturity date*	August 23, 2029
Starting price	For each underlying stock, the stock closing price on the pricing date
Call price	For each underlying stock, 70% of the starting price
Ending price	For each underlying stock, the stock closing price on the calculation day
Threshold price	For each underlying stock, 50% of the starting price
Participation rate	At least 345%, to be determined on the pricing date
Calculation day*	August 20, 2029, subject to postponement for non-trading days and certain market disruption events.
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $25.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61781DRF7
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile**

Call date
Hypothetical Maturity Payment Amount
Lowest Performing Underlying Stock
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Call Date (Call Premium: 40.00%)
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
70%
Hypothetical Percentage Change in the Stock Closing Price of the Lowest Performing Underlying Stock on the Call Date or the Calculation Day

**assumes a participation rate equal to the lowest possible participation rate that may be determined on the pricing date

If the securities are not automatically called prior to maturity and the ending price of EITHER underlying stock is less than its threshold price, you will be exposed to the decline in the stock closing price of the lowest performing underlying stock. You may lose more than 50%, and possibly all, of your investment.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $925.30, or within $25.30 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, tax supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary pricing supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988226039239/ms17991_424b2-26138.htm

*subject to change

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement, product supplement and tax supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, tax supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

●If the securities are automatically called prior to maturity, the appreciation potential of the securities is limited by the fixed call payment specified for the call date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlying stocks.

●Reinvestment risk.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities offered by this preliminary pricing supplement are uncertain.

Risks Relating to the Underlying Stocks

●You are exposed to the price risk of each underlying stock.

●Because the securities are linked to the performance of the lowest performing underlying stock, you are exposed to greater risk of sustaining a loss on your investment than if the securities were linked to just one underlying stock.

●No affiliation with Lam Research Corporation or Marvell Technology, Inc..

●We may engage in business with or involving Lam Research Corporation or Marvell Technology, Inc. without regard to your interests.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stocks.

●Historical closing prices of the underlying stocks should not be taken as an indication of the future performance of the underlying stocks during the term of the securities.

For more information about the underlying stocks, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

2